NEWS RELEASE	Exhibit 99.1

HECLA REPORTS THIRD QUARTER PRODUCTION

AND CASH POSITION

FOR IMMEDIATE RELEASE

October 8, 2020

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced production results and its cash position at the end of the third quarter.

HIGHLIGHTS

●	Silver production of 3.5 million ounces and gold production of 41,174 ounces.
●	Equivalent production for silver of 9.0 million ounces or gold of 114,998 ounces.[1]
●	Lead production of 9,750 tons; zinc production of 17,997 tons.
●	Cash and cash equivalents of approximately $97 million at September 30, 2020.
●	Reaffirmed increased annual silver and gold production guidance.
●	Planned increase for fourth quarter exploration program.

“Hecla’s strong operating performance was from increasing silver production at Greens Creek and Lucky Friday and managing COVID-19 at all the mines,” said Phillips S. Baker, Jr., President and CEO. “This operating performance combined with higher silver prices allowed us to close the quarter with $97 million of cash and cash equivalents while fully repaying our revolving credit facility. Given our free cash flow generation, we expect to spend about $5 million more in exploration, and based on our realized silver price for the quarter being above $25, we expect the silver-linked dividend to be triggered.”

Performance Comparison and Updated Outlook
	Silver (Moz)				Gold (Koz)
	Greens Creek	Lucky Friday	San Sebastian	Total	Greens Creek	Casa Berardi	Nevada	San Sebastian	Total
First 9 months 2020	8.2	1.2	0.8	10.2	38	84	32	6	160

2020 Updated Outlook	10-10.3	1.6-1.8	0.8-0.9	12.4-13.0	47-48	114-124	32	6	199-210

	Previous		Updated
Exploration	$11 million		$16 million

(1)	Silver and gold equivalent calculation based on average actual prices for each metal in the third quarter as follows: $24.39 for Ag, $1,911 for Au, $0.85 for Pb, and $1.06 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

Greens Creek

At the Greens Creek mine, 2.6 million ounces of silver and 12,838 ounces of gold were produced in the quarter. Higher silver production compared to the third quarter of 2019 was due to slightly higher ore production and grades. The mill operated at an average of 2,340 tons per day (tpd).

Greens Creek’s nine months production was higher than anticipated due to higher silver grades. The fourth quarter assumes planned grades.

Lucky Friday

At the Lucky Friday mine, 636,389 ounces of silver were produced in the quarter. The mine has continued normal operations during the pandemic, with the ramp-up proceeding as planned. Lucky Friday is expected to increase production in the fourth quarter to full throughput before the end of the year resulting in an estimated annual production of approximately 3 million ounces in 2021.

Casa Berardi

At the Casa Berardi mine, 26,405 ounces of gold were produced in the quarter, including 6,800 ounces from the East Mine Crown Pillar pit, with the decrease primarily due to lower mill throughput resulting from major planned mill maintenance activities. The mill operated at an average of 3,138 tpd.

Casa Berardi’s nine-month production was lower than anticipated because of the government-mandated shutdown and planned mill maintenance activities, but production in the fourth quarter should increase due to expected high-grade underground production from the East Mine.

San Sebastian

At the San Sebastian mine, 0.3 million ounces of silver and 1,931 ounces of gold were produced in the quarter. Mining was completed in the third quarter and milling is expected to be completed in the fourth quarter of 2020. The mill operated at an average of 512 tpd. The Company continues to explore this highly prospective land package and will evaluate further mining based on exploration success.

Nevada Operations

At the Nevada operations, ore mined during the quarter has been stockpiled for the third-party processing expected in the fourth quarter. Gold production may not be realized until the first quarter of 2021. Mining of non-refractory ore is substantially complete. Mining of refractory ore for the bulk sample test is expected to continue through the remainder of 2020. Production from this test is expected to be between 5 and 10 thousand ounces of gold.

Financing

In September, the Company repaid $50 million on its revolving credit facility and has no remaining balance outstanding. During the third quarter, the Company received C$37.5 million (US$27.6 million) of Investissement Quebec’s C$50 million (US$36.8 million) senior unsecured note proceeds. The remaining amount is expected in the fourth quarter.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

PRODUCTION SUMMARY

	Third Quarter Ended			Nine Months Ended
	September 30, 2020	September 30, 2019		September 30, 2020	September 30, 2019
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver (oz)	3,541,371	3,251,350	9%	10.190.620	9,193,246	11%
Gold (oz)	41,174	77,311	(47)%	159,948	198,100	(19)%
Lead[1] (tons)	9,750	6,107	60%	24,620	17,406	41%
Zinc (tons)	17,997	15,413	17%	48,700	42,672	14%
Greens Creek – Silver (oz)	2,634,436	2,544,018	4%	8,164,061	7,149,035	14%
Greens Creek – Gold (oz)	12,838	13,684	(6)%	38,215	41,269	(7)%
Lucky Friday - Silver[1] (oz)	636,389	115,682	450%	1,201,673	416,455	1,885%
San Sebastian – Silver (oz)	266,691	541,636	(51)%	772,158	1,446,450	(47)%
San Sebastian – Gold (oz)	1,931	4,699	(59)%	6,064	11,776	(49)%
Casa Berardi - Gold[2] (oz)	26,405	36,547	(28)%	83,913	99,616	(16)%
Nevada Operations - Silver (oz)	- -	43,377	N/A	37,443	160,264	(77)%
Nevada Operations - Gold (oz)	- -	22,381	N/A	31,756	45,439	(30)%

(1)	Union workers at Lucky Friday were on strike in 2019.
(2)	Casa Berardi also produced 3,856 ounces of silver in the third quarter 2020 compared to 6,637 ounces of silver for third quarter 2019.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with operating mines in Quebec and Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada, and Mexico.

Cautionary Statements Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, (i) estimates of annual silver and gold production for 2020 on a consolidated basis and at each of the Greens Creek, Lucky Friday, Casa Berardi, San Sebastian, and Nevada Operations mines; (ii) planned increased exploration spending in the fourth quarter of 2020; (iii) Lucky Friday expected to increase production in the fourth quarter and in 2021, with the latter anticipated to be 3 million ounces for the year; (iv) expected increased production at Casa Berardi in the fourth quarter of 2020 due to expected high-grade production; (v) at the Nevada Operations: (1) stockpiled ore is expected to be processed by a third party in the fourth quarter, (2) gold production may not be realized until the first quarter of 2021, and (3) mining of refractory ore for the bulk sample is expected to continue through the remainder of 2020, and is expected to yield production of between 5,000 and 10,000 ounces of gold; (vi) expectation that management will ask the Board to declare a dividend to common stockholders in the fourth quarter of 2020; (vii) Greens Creek’s production in the fourth quarter of 2020 expected to be at planned, not higher, grades; (viii) completion of milling at San Sebastian in the fourth quarter of 2020; and (ix) the Company will receive in the fourth quarter the final installment of proceeds from Investissement Quebec’s C$50 million (US$36.8 million) senior unsecured note purchase. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Russell Lawlar

Treasurer

Jeanne DuPont

Corporate Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

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